UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14A

___________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

VIRPAX PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

VIRPAX PHARMACEUTICALS, INC.
1055 Westlakes Drive, Suite 300
Berwyn, PA 19312

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on Wednesday, January 15, 2025

To the Stockholders of Virpax Pharmaceuticals, Inc.

NOTICE IS HEREBY GIVEN that the 2025 Special Meeting of Stockholders (the “2025 Special Meeting”) of Virpax Pharmaceuticals, Inc. (the “Company”) will be held at the offices of Sichenzia Ross Ference Carmel LLP, 1185 Avenue of the Americas, 31st Floor, New York, New York, 10036, on Wednesday, January 15, 2024, beginning at 11:00 a.m. Eastern time. At the 2025 Special Meeting, stockholders will act on the following matters:

1.      to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”), in substantially the form attached to the proxy statement as Annex A, to, at the discretion of the Board of Directors of the Company (the “Board”), effect a reverse stock split with respect to the Company’s issued and outstanding common stock, par value $0.00001 per share (“Common Stock”), including stock held by the Company as treasury shares, at a ratio of 1-for-2 to 1-for-240 (the “Range”), with the ratio within such Range (the “Reverse Stock Split Ratio”) to be determined at the discretion of the Board and included in a public announcement (the “Reverse Stock Split Proposal” or “Proposal 1”);

2.      To elect six (6) directors, Jatinder Dhaliwal, Katharyn Field, Jaydriane Panis, Gary Herman, Judy Su, and Esha Randhawa, each to hold office until our Annual Meeting of Shareholders to be held in 2025 or their respective successor is duly elected and qualified (the “Director Proposal” or “Proposal 2”); and

3.      to approve an adjournment of the 2025 Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal and/or the Director Proposal (the “Adjournment Proposal” or “Proposal 3”).

Only stockholders of record at the close of business on November 20, 2024, are entitled to receive notice of and to vote at the 2025 Special Meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares over the Internet, via telephone or by marking, signing, dating and mailing the proxy card enclosed with the proxy materials in the envelope provided. If you attend the 2025 Special Meeting and prefer to vote in person, you may do so even if you have already voted your shares. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL
MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JANUARY 15, 2025

Our proxy materials including our Proxy Statement for the 2025 Special Meeting, and proxy card are available on the Internet at https://www.viewproxy.com/virpaxSM/2025. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet. The proxy materials relating to the 2025 Special Meeting are being mailed to stockholders entitled to vote at the meeting on or about December 3, 2024.

By Order of the Board of Directors
/s/ Jatinder Dhaliwal
Jatinder Dhaliwal
Chief Executive Officer
November 20, 2024
Berwyn, Pennsylvania

i

VIRPAX PHARMACEUTICALS, INC.
1055 WESTLAKES DRIVE, SUITE 300
BERWYN, PA 19312

PROXY STATEMENT FOR THE 2025 Special Meeting OF STOCKHOLDERS

This proxy statement contains information related to the 2025 Special Meeting of Stockholders to be held on Wednesday, January 15, 2025 at 11:00 a.m. Eastern time, at the offices of Sichenzia Ross Ference Carmel LLP, 1185 Avenue of the Americas, New York, New York, 10036, or at such other time and place to which the 2025 Special Meeting may be adjourned or postponed (the “2025 Special Meeting”). The enclosed proxy is solicited by the Board of Directors (the “Board”) of Virpax Pharmaceuticals, Inc. (the “Company”). The proxy materials relating to the 2025 Special Meeting are being mailed to stockholders entitled to vote at the meeting on or about December 3, 2024. A list of record holders of the Company’s Common Stock entitled to vote at the 2025 Special Meeting will be available for examination by any stockholder, for any purpose germane to the 2025 Special Meeting, at our principal offices at 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312, during normal business hours for ten days prior to the 2025 Special Meeting and available during the 2025 Special Meeting.

In this Proxy Statement, the terms the “Company,” “we,” “us,” and “our” refer to Virpax Pharmaceuticals, Inc. The mailing address of our principal executive offices is Virpax Pharmaceuticals, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312.

2025 Special Meeting ADMISSION

Only stockholders as of November 20, 2024 (the “Record Date”) may attend the 2025 Special Meeting. If you attend, please note that you will be asked to present government-issued identification (such as a driver’s license or passport) and evidence of your share ownership of our Common Stock on the Record Date. Such evidence of ownership can be your proxy card. If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Special Meeting, you will be required to present proof of your ownership of our Common Stock on the Record Date, such as a bank or brokerage account statement or voting instruction card, to be admitted to the Special Meeting.

No cameras, recording equipment or electronic devices will be permitted in the Special Meeting.

QUESTIONS & ANSWERS

Why are we calling this Special Meeting?

Our Board is soliciting your proxy to vote at the 2025 Special Meeting to be held on Wednesday, January 15, 2025, at 11:00 a.m. Eastern time and any adjournments or postponements of the meeting. We refer to this meeting as the “2025 Special Meeting.” This proxy statement summarizes the purposes of the 2025 Special Meeting and the information you need to know to vote at the 2025 Special Meeting.

We have made available to you on the Internet or have sent you this proxy statement and the proxy card, because you owned shares of our Common Stock on the record date.

We are calling the 2025 Special Meeting to seek the approval of our stockholders:

 1.      to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”), in substantially the form attached to the proxy statement as Annex A, to, at the discretion of the Board of Directors of the Company (the “Board”), effect a reverse stock split with respect to the Company’s issued and outstanding common stock, par value $0.00001 per share (“Common Stock”), including stock held by the Company as treasury shares, at a ratio of 1-for-2 to 1-for-240 (the “Range”), with the ratio within such Range (the “Reverse Stock Split Ratio”) to be determined at the discretion of the Board and included in a public announcement (the “Reverse Stock Split Proposal” or “Proposal 1”);

2.      To elect six (6) directors, Jatinder Dhaliwal, Jaydriane Panis, Katharyn Field, Gary Herman, Judy Su, and Esha Randhawa, each to hold office until our Annual Meeting of Shareholders to be held in 2025 or their respective successor is duly elected and qualified (the “Director Proposal” or “Proposal 2”); and

3.      to approve an adjournment of the 2025 Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal and/or the Director Proposal (the “Adjournment Proposal” or “Proposal 3”).

What are the Board’s recommendations?

The Board believes that the Reverse Stock Split Proposal, the Director Proposal and the Adjournment Proposal are advisable and in the best interests of the Company and its stockholders and recommends that you vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. If you are a stockholder of record and you return a properly executed proxy card or vote by proxy over the Internet but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendations of the Board, as set forth above. With respect to any other matter that properly comes before our 2025 Special Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the Record Date, November 20, 2024, are entitled to receive notice of the 2025 Special Meeting and to vote the shares of Common Stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Holders of our Common Stock are entitled to one vote per share on each matter to be voted upon.

As of the Record Date, we had 8,087,581 outstanding shares of Common Stock.

Who can attend the meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2025 Special Meeting. If you attend, please note that you will be asked to present government-issued identification (such as a driver’s license or passport) and evidence of your share ownership of our Common Stock on the Record Date. Such evidence of ownership can be your proxy card. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will be required to present proof of your ownership of our Common Stock on the Record Date, such as a bank or brokerage account statement or voting instruction card, to be admitted to the Special Meeting.

What constitutes a quorum?

The presence at the 2025 Special Meeting, in person or by proxy, of the holders of 34% of the voting power of our capital stock outstanding and entitled to vote at the 2025 Special Meeting preset in person, present by remote communication or represented by proxy on the Record Date will constitute a quorum for our meeting. Signed proxies received but not voted will be included in the calculation of the number of shares considered to be present at the meeting. Pursuant to the General Corporation Law of the State of Delaware, abstentions will be counted for the purpose of determining whether a quorum is present. If brokers have, and exercise, discretionary authority on at least one item on the agenda for the 2025 Special Meeting, uninstructed shares for which broker non-votes occur will constitute voting power present for the discretionary matter and will therefore count towards the quorum.

How do I vote?

On or about November 20, 2024, we will begin mailing the proxy materials to all stockholders of record on our books at the close of business on the Record Date and will post our proxy materials on the website referenced above. The website provides information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

You may vote on the Internet, by telephone, by mail or by attending the 2025 Special Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on January 14, 2025.

Whether you plan to attend the 2025 Special Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions. You may specify whether your shares should be voted for, against or abstain with respect to any of the proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations. Voting by proxy will not affect your right to attend the 2025 Special Meeting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

Vote on the Internet

You may submit your proxy by going to www.AALvote.com/VRPXSM and following the instructions provided in the proxy materials. You may also follow the instructions provided with your proxy materials and on your proxy card. Have your proxy card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can vote by telephone by dialing 1-866-804-9616. If. Have your proxy card in hand when you call.

Vote by Mail

You may choose to vote by mail, by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail as it must be received by 11:59 p.m. on January 14, 2025.

Voting at the 2025 Special Meeting

The method or timing of your vote will not limit your right to vote at the 2025 Special Meeting if you attend the 2025 Special Meeting and vote in person.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the 2025 Special Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a voting instruction form with these proxy materials from that organization rather than from the Company. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy form. Internet and telephone voting may be available to beneficial owners. Please refer to the voting instruction form provided by your broker, bank or other nominee.

What if I vote and then change my mind?

You may revoke or change your proxy at any time before the final vote at the 2025 Special Meeting. To change how your shares are voted or to revoke your proxy if you are the record holder, you may

●	file with the Secretary of the Company a notice of revocation;

●	submit a later-dated proxy by mail, via internet or by telephone, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable; or

●	attend the 2025 Special Meeting and cast your vote in person.

For purposes of submitting your vote online, you may change or revoke your vote until 11:59 p.m. Eastern Time on January 14, 2025. At this deadline, the last vote submitted will be the vote that is counted. For shares you hold beneficially, you may change your vote by following the instructions provided by your broker, bank or nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Vstock Transfer, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to directly grant your voting proxy or to vote at the 2025 Special Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the 2025 Special Meeting. However, because you are not the stockholder of record, you may not vote these shares at the 2025 Special Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not provide the stockholder of record with voting instructions or otherwise obtain a signed proxy from the record holder giving you the right to vote the shares, broker non-votes may occur for the shares that you beneficially own. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

What vote is required to approve each proposal?

Assuming that a quorum is present, the following votes will be required to approve each proposal:

1.      to be approved the Reverse Stock Split Proposal (Proposal 1) must receive the affirmative vote of a majority of the votes cast by the holders of all shares of stock present or represented at the 2025 Special Meeting and voting on the Reverse Stock Split Proposal. Since abstentions are not considered votes cast, they will have no effect on this proposal. Broker non-votes are not expected for this proposal because we believe this matter is a routine matter. If there were to be any broker non-votes they would have no effect on the vote with respect to this proposal.

2.      to be approved the Director Proposal (Proposal 2) must receive the affirmative vote of a majority of the votes cast by the holders of all of the shares of stock present or represented at the 2025 Special Meeting and voting affirmatively or negatively on such matter. Since abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote with respect to this proposal; and

3.      to be approved, the Adjournment Proposal (Proposal 3) must receive the affirmative vote of a majority of the votes cast by the holders of all of the shares of stock present or represented at the 2025 Special Meeting and voting affirmatively or negatively on such matter. Abstentions are not votes cast and will have no effect on the vote with respect to this proposal. Broker non-votes are not expected for this proposal because we believe this matter is a routine matter. If there were to be any broker non-votes they would have no effect on the vote with respect to this proposal.

Holders of the Common Stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the 2025 Special Meeting.

What are “broker non-votes”?

Banks, brokers, and other agents acting as nominees are permitted to use discretionary voting authority to vote for proposals that are deemed “routine” by the New York Stock Exchange, which means that they can submit a proxy or cast a ballot on behalf of stockholders who do not provide a specific voting instruction. Brokers, banks or other nominees are not permitted to use discretionary voting authority to vote for proposals that are deemed “non-routine” by the New York Stock Exchange. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation (say-on-pay) and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. We believe that Proposals 1 and 3 will be treated by the New York Stock Exchange as routine matters and Proposal 2 will be treated by the New York Stock Exchange as non-routine matter. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your broker, bank or other nominee as to how to vote your shares, if you wish to ensure that your shares are present and voted at the 2025 Special Meeting on all matters and if you wish to direct the voting of your shares on “routine” matters.

When there is at least one “routine” matter to be considered at a meeting, a “broker non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the “non-routine” matter being considered and has not received instructions from the beneficial owner.

Who will count the votes?

One or more inspectors of election at the 2025 Special Meeting will tabulate and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board and will pay all expenses associated therewith. Some of our officers, directors and other employees also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

PROPOSAL 1

APPROVAL OF THE AMENDMENT
TO THE COMPANY’S CHARTER
TO EFFECT THE REVERSE STOCK SPLIT

The Board has adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Common Stock, a copy of which is set forth in the certificate of amendment annexed to this proxy statement as Annex A, declared such amendment advisable, and is recommending that our stockholders approve, such proposed amendment. Such amendment will be effected after stockholder approval thereof only in the event the Board still deems it advisable. Holders of the Common Stock are being asked to approve the proposal that Article IV of the Amended and Restated Certificate of Incorporation be amended to effect a reverse stock split of the Common Stock at a ratio in the range of one (1) share of Common Stock for every two (2) shares of Common Stock to one (1) share of Common Stock for every two hundred and forty (240) shares of Common Stock. If the Reverse Stock Split is approved by our stockholders and if a certificate of amendment is filed with the Secretary of State of the State of Delaware, the certificate of amendment to the Amended and Restated Certificate of Incorporation will effect the Reverse Stock Split by reducing the outstanding number of shares of Common Stock. If the Board does not implement an approved Reverse Stock Split prior to the one-year anniversary of this meeting, this vote will be of no further force and effect the Board will seek stockholder approval before implementing any reverse stock split after that time. The Board may abandon the proposed amendment to effect the Reverse Stock Split at any time prior to its effectiveness, whether before or after stockholder approval thereof.

As of the Record Date, the Company had 8,087,581 shares of Common Stock outstanding. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of 1-for-15, the number of issued and outstanding shares of Common Stock after the Reverse Stock Split would be approximately 539,172 shares. The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for the Common Stock, and the continued listing requirements of the Nasdaq Capital Market (“Nasdaq”). See below for a discussion of the factors that the Board considered in determining the Reverse Stock Split Ratio, some of which included, but was not limited to, the following: the historical trading price and trading volume of the Common Stock; the expected impact of the Reverse Stock Split on the trading market for the Common Stock in the short-term and long-term, and general market, economic conditions, and other related conditions prevailing in our industry.

The Reverse Stock Split, if effected, will not change the number of authorized shares of Common Stock or Preferred Stock, or the par value of Common Stock or Preferred Stock; however, effecting the Reverse Stock Split will provide for additional shares of authorized but unissued shares of Common Stock. As of the date of this proxy statement, our current authorized number of shares of Common Stock is sufficient to satisfy all of our share issuance obligations and current share plans and we do not have any current plans, arrangements or understandings relating to the issuance of the additional shares of authorized Common Stock that will become available for issuance following the Reverse Stock Split.

Purpose and Background of the Reverse Stock Split

The Board’s primary objective in asking for authority to effect a reverse split is to increase the per-share trading price of our Common Stock. If our Board does not implement the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by our stockholders at the 2025 Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split will be abandoned.

As background, we received notice on October 4, 2024 from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq notifying us of our noncompliance with Nasdaq Listing Rule 5550(a)(2) by failing to maintain a minimum bid price for our Common Stock on the Nasdaq of at least $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). We were given 180 days, or until April 2, 2025 to regain compliance; provided that the Nasdaq Staff retains discretion to grant an additional 180-calendar day grace period to determine that we have demonstrated an ability to maintain long-term compliance so long as we (i) meet the continued listing requirement for the market value of our publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and (ii) provide a written notice to the Staff of our intention to cure the deficiency during the second grace period by effecting a reverse stock split. In the event that we are unable to cure the deficiency, and ultimately receive notice that our Common Stock is being delisted, Nasdaq listing rules permit us to appeal the delisting determination by the Staff to a Nasdaq hearings panel. Accordingly, we are hereby asking our stockholders to approve a reverse split to, among other things, give us the option to seek to regain compliance with the Minimum Bid Price Requirement prior to expiration of the second compliance period.

The Board believes that the failure of stockholders to approve the Reverse Stock Split Proposal could prevent us from maintaining compliance with the Minimum Bid Price Requirement and could inhibit our ability to conduct capital raising activities, among other things. If Nasdaq delists the Common Stock, then the Common Stock would likely become traded on an over-the-counter market such as those maintained by OTC Markets Group Inc., which do not have the substantial corporate governance or quantitative listing requirements for continued trading that Nasdaq has. In that event, interest in Common Stock may decline and certain institutions may not have the ability to trade in the Common Stock, all of which could have a material adverse effect on the liquidity or trading volume of the Common Stock. If the Common Stock becomes significantly less liquid due to delisting from Nasdaq, our stockholders may not have the ability to liquidate their investments in the Common Stock as and when desired and we believe our ability to maintain analyst coverage, attractive investor interest, and have access to capital may become significantly diminished as a result.

If the stockholders approve the Reverse Stock Split Proposal and the Board determines to implement the Reverse Stock Split, we will file a certificate of amendment to amend the existing provision of our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split. The text of the form of proposed amendment is set forth in the certificate of amendment to the Amended and Restated Certificate of Incorporation, which is annexed to this proxy statement as Annex A.

The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the Reverse Stock Split Ratio will be the same for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company, except those stockholders who would have otherwise received fractional shares will receive cash in lieu of such fractional shares determined in the manner set forth below under the heading “Fractional Shares.” After the Reverse Stock Split, each share of the Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. The Reverse Stock Split will not affect us continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Reverse Stock Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. In addition, we will not issue fractional shares in connection with the Reverse Stock Split, and stockholders who would have otherwise been entitled to receive such fractional shares will receive an amount in cash determined in the manner set forth below under the heading “Fractional Shares.”

Following the effectiveness of the Reverse Stock Split, if approved by the stockholders and implemented by the Company, current stockholders will hold fewer shares of Common Stock.

If the Board decides to implement the Reverse Stock Split, the Company would communicate to the public, prior to the effective time of the Reverse Stock Split, additional details regarding the Reverse Stock Split (including the final Reverse Stock Split Ratio, as determined by the Board). By voting in favor of the Reverse Stock Split, you are also expressly authorizing the Board to determine not to proceed with, and to defer or to abandon, the Reverse Stock Split, in the Board’s sole discretion. In determining whether to implement the Reverse Stock Split following receipt of stockholder approval of the Reverse Stock Split, and which Reverse Stock Split Ratio to implement, if any, the Board may consider, among other things, various factors, such as:

●	our ability to maintain our listing on the Nasdaq Capital Market;

●	the historical trading price and trading volume of the Common Stock;

●	the then-prevailing trading price and trading volume of the Common Stock and the expected impact of the reverse stock split on the trading market for the Common Stock in the short and long term;

●	which Reverse Stock Split Ratio would result in the greatest overall reduction in our administrative costs; and

●	prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

To increase the per share price of our Common Stock. As discussed above, the primary objective for effecting the Reverse Stock Split, should our Board choose to effect one, would be to increase the per share price of our Common Stock. Our Board believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split, could, among other things, help us to appeal to a broader range of investors, generate greater investor interest in the Company, and improve the perception of our Common Stock as an investment security. As discussed above, the primary objective for effecting the Reverse Stock Split, should our Board choose to effect one, would be to increase the per share price of our Common Stock and regain compliance with the Nasdaq Minimum Bid Price Requirement. Our Board believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split, could, among other things, help us to appeal to a broader range of investors, generate greater investor interest in the Company, and improve the perception of our Common Stock as an investment security. Our Common Stock is listed on Nasdaq and the continuing failure to comply with the Minimum Bid Price Requirement may be cured, if the closing share price is at least $1.00 per share, and the price remains at or above the level for at least the following 10 business days prior to expiration of any Nasdaq grace period. Our request included a written notice to the Staff of our intention to cure the deficiency during this grace period by effecting a reverse stock split, if necessary. The Board believes that the Reverse Stock Split may potentially assist us in achieving compliance with the Minimum Bid Price Requirement. We currently believe that we are in compliance with all other applicable continued listing requirements of Nasdaq.

To potentially improve the liquidity of the Common Stock. A Reverse Stock Split could allow a broader range of institutions to invest in the Common Stock (namely, funds that are prohibited from buying stocks whose price is below certain thresholds), potentially increasing trading volume and liquidity of the Common Stock and potentially decreasing the volatility of the Common Stock if institutions become long-term holders of the Common Stock. A Reverse Stock Split could help increase analyst and broker interest in the Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. Some investors, however, may view a Reverse Stock Split negatively since it reduces the number of shares of Common Stock available in the public market. If the Reverse Stock Split Proposal is approved and the Board believes that effecting the Reverse Stock Split is in our best interest and the best interest of our stockholders, the Board may effect this Reverse Stock Split, regardless of whether our stock is at risk of delisting from Nasdaq Capital Market, for purposes of enhancing the liquidity of the Common Stock and to facilitate capital raising.

To increase the number of additional shares issuable under the Company’s charter. A Reverse Stock Split will reduce the nominal number of shares of Common Stock outstanding and the number of shares of Common Stock issuable on exercise of Company warrants or options, while leaving the number of shares issuable under our charter unchanged. A Reverse Stock Split will therefore effectively increase the number of shares of the Common Stock that we are able to issue. This effective increase will facilitate future capital fundraising on our part. As a biotechnology company without a revenue generating product yet on the market and considerable development costs that must be funded to bring a product to market, we are likely to require additional capital funding. Some investors may find the Common Stock more attractive if the Reverse Stock Split is effected with additional assurance that we are unlikely to be limited in our ability to access needed capital by the number of shares of our Common Sock authorized for issuance. However, other investors may find the Common Stock a less attractive investment with the knowledge that additional dilution of the Common Stock is possible.

Certain Risks Associated with a Reverse Stock Split

Reducing the number of outstanding shares of the Common Stock through the Reverse Stock Split Proposal is intended, absent other factors, to increase the per share market price of the Common Stock. Other factors, however, such as our financial results, market conditions, the market perception of our business and other risks, including those set forth below and in our SEC filings and reports, may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the Reverse Stock Split or that the market price of the Common Stock will not decrease in the future.

The Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Common Stock. As noted above, the principal purpose of the Reverse Stock Split Proposal is to maintain a higher average per share market closing bid price of the Common Stock. However, the effect of the Reverse Stock Split upon the market price of the Common Stock cannot be predicted with any certainty and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all.

The Reverse Stock Split May Decrease the Liquidity of the Common Stock. The Board believes that the Reverse Stock Split may result in an increase in the market price of the Common Stock, which could lead to increased interest in the Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for the Common Stock.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of the Company. The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of the Common Stock does not increase in proportion to the Reverse Stock Split Ratio, then our value, as measured by our market capitalization, will be reduced.

The Reverse Stock Split May Lead to Further Dilution of the Common Stock. Since the Reverse Stock Split Proposal would reduce the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable on exercise of our warrants or options, while leaving the number of shares authorized and issuable under our Charter unchanged, the Reverse Stock Split would effectively increase the number of shares of the Common Stock that we would be able to issue and could lead to dilution of the Common Stock in future financings.

Impact of a Reverse Stock Split If Implemented

A Reverse Stock Split would affect all holders of Common Stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Reverse Stock Split will be that:

●	the number of issued and outstanding shares of Common Stock (and treasury shares), if any, will be reduced proportionately based on the final Reverse Stock Split Ratio, as determined by the Board;

●	based on the final Reverse Stock Split Ratio, the per share exercise price of all outstanding options and warrants will be increased proportionately and the number of shares of Common Stock issuable upon the exercise of all outstanding options and warrants will be reduced proportionately; and

●	the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final Reverse Stock Split Ratio.

The following table sets forth the approximate number of shares of the Common Stock that would be outstanding immediately after the Reverse Stock Split based on the current authorized number of shares of Common Stock at various exchange ratios, based on 8,087,581 shares of Common Stock actually outstanding as of November 20, 2024. The table does not account for fractional shares that will be paid in cash.

	Estimated Number of Shares of Common Stock Before Reverse Stock Split	Estimated Number of Shares of Common Stock After Reverse Stock Split on a 1-for-2 basis	Estimated Number of Shares of Common Stock After Reverse Stock Split on a 1-for-240 basis
Authorized Common Stock	100,000,000	100,000,000	100,000,000
Shares of Common Stock issued and outstanding	8,087,581	4,043,791	33,698
Shares of Common Stock issuable under outstanding options and reserved for issuance under existing 2022 plan	583,421	291,711	2,431
Shares of Common Stock issuable upon exercise of common warrants	1,285,494	642,747	5,356
Shares of Common Stock issuable upon exercise of pre-funded warrants	6,800,000	3,400,000	28,333
Shares of Common Stock authorized but unissued (Authorized Common Shares minus issued and outstanding shares, shares issuable upon exercise of outstanding options and shares reserved for issuance under existing 2022 plan and shares issuable upon exercise of outstanding warrants)	83,243,504	91,621,751	99,930,182

We are currently authorized to issue a maximum of 100,000,000 shares of our Common Stock. As of the Record Date, there were 8,087,581 shares of our Common Stock issued and outstanding. Although the number of authorized shares of our Common Stock will not change as a result of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.

Following the Reverse Stock Split, the Board will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. Although we consider financing opportunities from time to time, we do not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants, which could be exercised or converted after the Reverse Stock Split is effected.

Effects of the Reverse Stock Split

Management does not anticipate that our financial condition, the percentage ownership of Common Stock by management, the number of our stockholders or any aspect of our business will materially change as a result of the Reverse Stock Split. Because the Reverse Stock Split will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock or to convert other securities into Common Stock the proposed Reverse Stock Split will not alter the relative rights and preferences of existing stockholders, except to the extent the Reverse Stock Split will result in fractional shares, as discussed in more detail below.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on Nasdaq Capital Market (other than to the extent it facilitates compliance with Nasdaq Capital Market continued listing standards). Following the Reverse Stock Split, the Common Stock will continue to be listed on the Nasdaq Capital Market, although it will be considered a new listing with a new Committee on Uniform Securities Identification Procedures, or CUSIP number.

The rights of the holders of the Common Stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Common Stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of the Common Stock immediately after effecting the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split

(except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Effectiveness of the Reverse Stock Split. The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of an amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which would take place at the Board’s discretion. The exact timing of the filing of the amendment to our Amended and Restated Certificate of Incorporation (the “Reverse Stock Split Amendment”), if filed, would be determined by the Board based on its evaluation as to when such action would be the most advantageous to us and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split at any time prior to filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that it is no longer in our best interests or the best interests of our stockholders to proceed with the Reverse Stock Split. If our Board does not implement the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by our stockholders at the 2025 Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split will be abandoned.

Effect on Par Value; Reduction in Stated Capital. The proposed Reverse Stock Split will not affect the par value of our stock, which will remain at $0.00001 per share of Common Stock and $0.00001 per share of Preferred Stock. As a result, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of Common Stock multiplied by the aggregate number of shares of Common Stock issued and outstanding, will be reduced in proportion to the Reverse Stock Split Ratio selected by the Board. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the Common Stock, will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Book-Entry Shares. If the Reverse Stock Split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee. We do not issue physical certificates to stockholders.

No Appraisal Rights. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Reverse Stock Split described in the Reverse Stock Split Proposal, and we will not independently provide our stockholders with any such rights.

Fractional Shares. We do not intend to issue fractional shares in connection with the Reverse Stock Split. and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq Capital Market for the ten days preceding the Effective Time. After the Reverse Stock Split is effected, a stockholder will have no further interest in our Company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except to receive the above-described cash payment. Stockholders should be aware that under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

Material U.S. Federal Income Tax Considerations Related to the Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the Reverse Stock Split. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. We have not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (the “IRS”) with respect to any of the tax considerations discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders (except to the extent such discussion explicitly addresses non-U.S. holders) that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, U.S. federal estate or gift tax laws, or any tax treaties. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

●	a bank, insurance company or other financial institution;

●	a tax-exempt or a governmental organization;

●	a real estate investment trust;

●	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

●	a regulated investment company or a mutual fund;

●	a dealer or broker in stocks and securities, or currencies;

●	a trader in securities that elects mark-to-market treatment;

●	a holder of Common Stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

●	a person who holds Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

●	a corporation that accumulates earnings to avoid U.S. federal income tax;

●	a person whose functional currency is not the U.S. dollar;

●	a U.S. holder who holds Common Stock through non-U.S. brokers or other non-U.S. intermediaries;

●	a U.S. holder owning or treated as owning 5% or more of the Company’s Common Stock;

●	a person subject to Section 451(b) of the Code; or

●	a former citizen or long-term resident of the United States subject to Section 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships holding Common Stock and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the Reverse Stock Split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Common Stock that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Common Stock that is a not a U.S. holder or a partnership for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Common Stock generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. holder’s holding period in the shares of Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Common Stock that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Common Stock surrendered exceeds one year at the effective time of the Reverse Stock Split. The deductibility of capital losses is subject to limitations. A U.S. holder that receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules) should generally be treated as having received a distribution that will be treated first as dividend income to the extent paid out of our current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in our Common Stock, with any remaining amount being treated as capital gain. U.S. holders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Non-U.S. Holders

Generally, non-U.S. holders will not recognize any gain or loss as a result of the Reverse Stock Split. In particular, gain or loss will not be recognized with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Common Stock and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for less than 183 days in the taxable year of the Reverse Stock Split and other conditions are met, and (c) such non-U.S. holder complies with certain certification requirements. If such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, the non-U.S. holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. holders, and if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply. If the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Reverse Stock Split and certain other requirements are met, the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain from the exchange of the shares of our Common Stock, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any.

Notwithstanding the foregoing, with respect to a non-U.S. holder that receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules), the gain will be treated as a dividend rather than capital gain to the extent of the non-U.S. holder’s ratable share of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes, then as a tax-free return of capital to the extent of (and in reduction of) the non-U.S. holder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

We will withhold U.S. federal income taxes equal to 30% of any cash payments made to a non-U.S. holder as a result of the Reverse Stock Split that may be treated as a dividend, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a non-U.S. holder claiming a reduction in (or exemption from) such tax must provide us with a properly completed IRS Form W-8BEN (or other appropriate IRS Form W-8) claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the non-U.S. holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides us with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.

Non-U.S. holders should consult their own tax advisors regarding possible dividend treatment and should consult their own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Common Stock pursuant to the Reverse Stock Split may be subject to information reporting and may be subject to U.S. backup withholding unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of Common Stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder, and the applicable withholding agent does not have actual knowledge to the contrary. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA

Under the Foreign Account Tax Compliance Act (‘‘FATCA’’), withholding taxes may apply to certain types of payments made to ‘‘foreign financial institutions’’ (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Any cash paid to a non-U.S. holder as a result of the Reverse Stock Split that is treated as dividend may be subject to withholding under FATCA unless the requirements set forth above are satisfied (if applicable) and appropriate certifications are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of all shares of stock present or represented and voting on the Reverse Stock Split Proposal at the 2025 Special Meeting is required for approval of the Reverse Stock Split Proposal. Since abstentions are not considered votes cast, they will have no effect on this proposal. Broker non-votes are not expected for this proposal because we believe this matter is a routine matter. If there were to be any broker non-votes they would have no effect on the vote with respect to this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE REVERSE
STOCK SPLIT PROPOSAL.

PROPOSAL 2

Nominees

At the Annual Meeting, six (6) directors will be elected to serve a one-year term or until the next annual shareholders meeting or until such director’s successor shall have been elected and qualified following such director’s earlier death, resignation or removal.

Our Nominating and Corporate Governance Committee recommended, and our Board nominated Jatinder Dhaliwal, Katharyn Field, Jaydriane Panis, Judy Su, Gary Herman and Esha Randhawa as nominees for election as directors at the 2025 Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of shareholders to be held in 2025 or until his successor has been duly elected and qualified, or until the director’s earlier death, resignation or removal.

Each nominee has expressed his willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. If a nominee becomes unavailable before the election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

Required Vote

You may vote “FOR,” “AGAINST” or “ABSTAIN” for each director nominee. Directors are elected by a plurality of the votes properly cast in person or by proxy. If a quorum is present and voting, the six (6) nominees receiving the highest number of affirmative votes will be elected. A “plurality vote” means that the winning candidate only needs to get more votes than a competing candidate. Because our directors are unopposed, he only needs one vote to be elected.

Our amended and restated articles of incorporation (“Articles of Incorporation”) do not permit shareholders to cumulate their votes for the election of directors. Shares represented by executed proxies will be voted if authority is not withheld for the six (6) nominees’ election. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Broker non-votes and abstentions will not affect the outcome of the election of directors, although they will be counted for purposes of determining whether there is a quorum.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH NOMINEE UNDER PROPOSAL No. 2.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2023 and 2022:

Name & Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation	Total

Gerald W. Bruce(2)	2023	$38,000	$29,000	$61,000	$—	$128,000
Former Chief Executive Officer

Anthony Mack	2023	$445,000	$—	$60,000	$711,000	$1,216,000
Former Chief Executive Officer, Chairman(3)	2022	$467,000	$238,000	$79,000	$—	$784,000

Sheila A. Mathias PhD, JD	2023	$308,000	$115,000	$75,000	$—	$498,000
Chief Scientific Officer

Vinay Shah(4)	2023	$123,000	$115,000	$86,000	$—	$324,000
Former Chief Financial Officer

Christopher Chipman	2023	$169,000	$—	$75,000	$247,000	$491,000
Former Chief Financial Officer(5)	2022	$296,000	$90,000	$81,000	$—	$467,000

(1)	Amounts reflect the full grant date fair value of stock options granted during the years ended December 31, 2023 and 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of the option awards in Note 7 to our consolidated financial statements included in this Annual Report on Form 10-K.
(2)	Mr. Gerald Bruce was appointed as our Chief Executive Officer effective as of November 20, 2023. Amounts included in the salary and bonus columns reflect compensation received as Chief Executive Officer between November 20, 2023 and December 31, 2023. Prior to being appointed as Chief Executive Officer, Mr. Bruce received equity compensation as a consultant serving as our Executive Vice President of Commercial Operations. Mr. Bruce resigned as our Chief Executive Officer effective October 5, 2024.
(3)	Mr. Mack resigned as our Chief Executive Officer effective November 17, 2023. The amount reflected in all Other Compensation represents estimated separation expense of $711,000. Refer to Note 5- Commitments and Contingencies to our consolidated financial statements included in this Annual Report on Form 10-K.
(4)	Mr. Shah was appointed as our Chief Financial Officer effective as of June 20, 2023. Amount reflects compensation received as Chief Financial Officer between June 20, 2023 and December 31, 2023. Mr. Shah resigned as our Chief Financial Officer effective October 5, 2024.
(5)

Mr. Chipman resigned as our Chief Financial Officer effective June 30, 2023. Amounts reflect in all other Compensation severance paid of $234,000 and COBRA payments of $13,000 in accordance with his separation agreement effective June 30, 2023.

Our Board of Directors, in consultation with our Compensation Committee, annually reviews the compensation paid to our Named Executive Officers to assess the adequacy of the compensation paid to our Named Executive Officers. These annual assessments are done in order to periodically align our compensation practices with what our Board of Directors believe to be compensation levels more commensurate with companies of similar size and development stage as the Company. Pursuant to these annual assessments, on January 29, 2024, the Compensation Committee approved cash bonus awards for their 2023 performance to Mr. Bruce of $29,000 and Mr. Shah and Dr. Mathias of $115,000 each and equity awards of an option to purchase 12,500 shares of our Common Stock to Mr. Bruce and an equity award of an option to purchase 11,200 shares of our Common Stock to each of Mr. Shah and Dr. Mathias. All of the grants were made under the 2022 Plan. The options have an exercise price of $3.18 per share, the fair market value of the Common Stock on the date of grant and vests annually over three years commencing one year after the date of grant, as adjusted pursuant to the 1 to 10 reverse stock split effective March 1, 2024.

On January 25, 2023, the Compensation Committee approved cash bonus awards and increases to the base salaries for each of our Named Executive Officers based upon the Company’s and management’s performance in 2022. Based on these assessments, Mr. Mack and Mr. Chipman were awarded bonuses of $238,000 and $90,000, respectively. In addition, Mr. Mack’s base salary was increased to $494,000 per year and Mr. Chipman’s base salary was increased to $312,000 per year.

Compensation Arrangements with our Named Executive Officers

Mr. Dhaliwal

On November 19, 2024, we entered into a consulting agreement with Jat Consulting Corp., a company incorporated under the laws of the Province of British Columbia, Cananda, represented by Mr. Dhaliwal, to serve as Chief Executive Officer of the Company. In consideration of the services provided, the Company shall pay Mr. Dhaliwal $200,000 USD per annum, paid in equal monthly installments of $16,666.67 USD. Payments will be made no later than the 10th day of each month. In addition to the annual fee, Mr. Dhaliwal shall be eligible for milestone-based incentive payments. Upon achieving IND status for any drug candidate, Mr. Dhaliwal will receive an incentive payment of $150,000 USD. Upon commencement of Phase 1 Trial for any drug candidate, Mr. Dhaliwal will receive an incentive payment of $250,000 USD. Upon commencement of Phase 2 Trial for any drug candidate, Mr. Dhaliwal will receive an incentive payment of $500,000 USD. Upon commencement of Phase 3 Trial for any drug candidate, Mr. Dhaliwal will receive an incentive payment of $750,000 USD. Upon FDA approval any drug candidate, Mr. Dhaliwal will receive an incentive payment of $1,000,000 USD.

Mr. Chaudhry

On November 18, 2024, we appointed Mr. Usama Chaudhry as Chief Financial Officer of the Company under an Independent Contractor Agreement (the “Agreement”) with Chaudhry U Consulting Inc., a Canadian corporation represented by Mr. Chaudhry. In this role, Mr. Chaudhry will oversee the Company’s financial reporting, budgeting, and compliance functions, as well as develop and implement financial strategies. Mr. Chaudhry is a seasoned executive with extensive expertise in corporate development, investor relations, financial reporting, and corporate governance. He currently serves on several public company boards and has a track record of aligning strategic objectives with cost-control measures to enhance organizational performance. Mr. Chaudhry earned a Bachelor of Commerce degree, majoring in accounting, from the University of Northern British Columbia. Under the terms of the Agreement, the Company will pay Chaudhry U Consulting Inc. an annual fee of $180,000, payable in monthly installments, and reimburse reasonable, pre-approved expenses incurred in the performance of services. A copy of the Agreement is filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 20, 2024.

Dr. Mathias

On April 7, 2021, we entered into an employment agreement with Sheila Mathias, (the “Mathias Employment Agreement”). The Mathias Employment Agreement provides for Dr. Mathias to serve as the Company’s Chief Scientific Officer reporting to the Company’s Chief Executive Officer and provided for an initial annual base salary of $250,000 which was increased to $312,000 on January 25, 2023 and is subject to annual increases at the discretion of the Board. Under the Mathias Employment Agreement, Dr. Mathias is eligible for an annual bonus with a target amount equal to 30% of her base salary, awarded by our Board in its sole discretion based on the achievement of the Company and Dr. Mathias of corporate and personal performance metrics established by the Board on an annual basis. To receive any bonus, Dr. Mathias must be employed by the Company at the time of payment. Dr. Mathias is also eligible to receive, in the discretion of the Board, equity awards under the 2022 Plan, or any other equity incentive plan that the Company adopted. Dr. Mathias is also eligible to receive other customary benefits described in the Mathias Employment Agreement. The Mathias Employment Agreement shall automatically terminate effective as of the date of Dr. Mathias’ death, or immediately upon written notice to Dr. Mathias in the event of Disability (as defined in the Mathias Employment Agreement), in which event the Company would have no further obligations under the Mathias Employment Agreement, except for any Accrued Obligations (as defined in the Mathias Employment Agreement) and any portion of an earned annual bonus which remains unpaid at the time of termination. We also may terminate the Mathias Employment Agreement for Cause (as defined in the Mathias Employment Agreement) immediately upon providing written notice of such termination to Dr. Mathias. If we terminate the Mathias Employment Agreement for Cause, we would have no further obligation under the Mathias Employment Agreement, except for any Accrued Obligations due. We could terminate the Mathias Employment Agreement without Cause immediately upon written notice of termination to Dr. Mathias. If we terminate the Mathias Employment Agreement without Cause, in addition to any Accrued Obligations due, Dr. Mathias is entitled to receive (i) severance payments in an amount equal to Dr. Mathias’ base salary for a period of six months after the effective date of the termination and (ii) reimbursement of medical insurance premiums until the earlier of (1) six months or (2) the date Dr. Mathias becomes eligible for medical benefits through another employer, subject to certain conditions.

Dr. Mathias may terminate her agreement for Good Reason (as defined in the Mathias Employment Agreement) upon providing written notice of such termination to us. If Dr. Mathias terminates her employment for Good Reason, Dr. Mathias would be entitled to receive the same payments and benefits on the same terms and conditions as would have been applicable upon termination by us without Cause.

If the Mathias Employment Agreement is terminated by Dr. Mathias for Good Reason or by us without Cause (other than on account of Dr. Mathias’ death or Disability), in each case within twelve months following a Change in Control (as defined in the Mathias Employment Agreement), Dr. Mathias shall be entitled to receive the Accrued Obligations and, subject to Dr. Mathias’ compliance with the terms of the Mathias Employment Agreement, shall be entitled to receive the following: (i) a lump sum payment equal to two times the sum of Dr. Mathias’ base salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), (ii) a lump sum payment equal to two times the sum of Dr. Mathias’ cash bonus for the calendar year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), and (iii) accelerated vesting of any award granted to Dr. Mathias under the equity incentive plan.

The Mathias Employment Agreement has a term of three years from the effective date and will be extended upon the expiration. In connection with her entry into the Mathias Employment Agreement, Dr. Mathias entered into a customary Confidential Disclosure Invention Assignment Agreements with the Company.

On October 23, 2024, Dr. Mathias amended her Employment Agreement. Dr. Mathias shall be paid an annual salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000), payable in accordance with the Company’s payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes, and other payroll deductions as required by law or applicable employee benefit programs. Executive’s base salary is subject to adjustment by the Board or a committee of the Board. Dr. Mathias’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The previous salary of Three Hundred Twelve Thousand Dollars ($312,000) shall no longer be in effect, and the new Base Salary shall be effective as of October 16, 2024. Dr. Mathias will be eligible for retroactive pay resulting from salary reductions, subject to the Company’s discretion and financial condition. If approved, the retroactive amount of $39,000 will be paid in a lump sum , at the Company’s option, no later than October 31, 2024. Upon termination of Dr. Mathias’ employment, Dr. Mathias shall be entitled to a payment equivalent to one (1) year of Base Salary and one (1) year of bonus, in accordance with the terms set forth in the Original Agreement.

Former Executive Officers

Mr. Bruce

Effective November 20, 2023, Mr. Bruce was appointed to serve as our Chief Executive Officer.

On December 6, 2023, we entered into an employment agreement with Mr. Bruce (the “Bruce Employment Agreement”). The term of the Bruce Employment Agreement initiated upon the commencement of the agreement and terminates upon either death, Disability, for Cause, for Good Reason (as such terms are defined in the Bruce Employment Agreement), or for other reasons by us or Mr. Bruce. Under the Bruce Employment Agreement, Mr. Bruce will be paid an annual base salary of $500,000 subject to annual increases at the discretion of the Board and will be eligible for an annual bonus in an amount up to 50% of his base salary, pro-rated for 2023, which will be awarded by the Board in its sole discretion based on the achievement of Company and personal performance metrics established by the Board on an annual basis. To receive any bonus, Mr. Bruce must be employed by the Company at the time of payment.

Prior to his appointment as our Chief Executive Officer, Mr. Bruce served as our Executive Vice President, Commercial Operations pursuant to the terms of a consulting agreement that we entered into with him on April 25, 2023. For his services Mr. Bruce was issued stock options to purchase up to 10,000 shares of our Common Stock upon execution of the consulting agreement.

Effective October 5, 2024, Mr. Bruce resigned as our Chief Executive Officer.

Mr. Shah

Effective June 20, 2023, we entered into an employment agreement with Vinay Shah (the “Shah Employment Agreement”). The term of the Shah Employment Agreement initiated upon the commencement of the agreement and terminates upon either death, Disability, for Cause, for Good Reason (as such terms are defined in the Shah Employment Agreement), or for other reasons by us or Mr. Shah. The Shah Employment Agreement provides for Mr. Shah to serve as the Company’s Chief Financial Officer reporting to the Company’s Chief Executive Officer and provides for an annual base salary of $312,000, subject to annual increases at the discretion of the Board of Directors. Under the Shah Employment Agreement, Mr. Shah is eligible for an annual bonus with a target amount equal to 30% of his base salary which will not be pro rated for the first year, which will be awarded by our Board in its sole discretion based on the achievement of the Company and Mr. Shah of corporate and personal performance metrics established by the Board on an annual basis. To receive any bonus, Mr. Shah must be employed by the Company at the time of payment. Mr. Shah may also receive, in the discretion of the Board, equity awards under the 2022 Plan, or any other equity incentive plan that the Company may adopt in the future. Mr. Shah is also eligible to participate in all vacation and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other senior management employees of the Company. On June 20, 2023, Mr. Shah was awarded an option to purchase up to 10,000 shares of the Company’s common stock, 25% vesting after 12 months of his continuous services and the remaining 75% vesting in equal monthly installments over the next 24 months.

In connection with his entry into the Shah Employment Agreement, Mr. Shah entered into a customary Confidential Disclosure Invention Assignment Agreements with the Company.

Effective October 5, 2024, Mr. Shah resigned as our Chief Financial Officer.

Mr. Mack.

On September 18, 2018, we entered into an employment agreement with Mr. Mack, as amended (the “Mack Employment Agreement”). The term of the Mack Employment Agreement initiated upon the commencement of the agreement and terminates upon either death, disability, for cause, for good reason, or for other reasons by us or Mr. Mack. Under the Mack Employment Agreement, as amended, Mr. Mack was initially paid an annual base salary of $375,000 which was amended to $494,000 on January 25, 2023, and was entitled to an annual performance bonus targeted at an amount equal to 50% of his base salary based on the achievement of our corporate objectives and Mr. Mack’s individual performance metrics, in each case as established by the Board of Directors in consultation with Mr. Mack. Upon the recommendation of the Compensation Committee and in consultation with Mr. Mack, the Board of Directors could have awarded Mr. Mack an annual bonus in excess of the targeted amount. The Mack Employment Agreement could have been terminated by us immediately upon written notice to Mr. Mack, or by Mr. Mack upon 30 days’ notice provided to us. Concurrent with the execution of his employment agreement, we and Mr. Mack agreed to an executive confidentiality agreement (the “Executive Confidentiality Agreement”) that contains standard non-disclosure and non-competition provisions. In the event we terminated the Mack Employment Agreement other than for cause, or Mr. Mack terminated the employment agreement for good reason, we would have been required to pay him the then effective base salary for a period of twelve months following the effective date of the termination. However, in the event of such termination, payment of the effective base salary is subject to the execution of a release of claims and the compliance by Mr. Mack with such release and all terms and provisions of the employment agreement and Executive Confidentiality Agreement that survive the termination of Mr. Mack’s employment.

Effective August 15, 2023, we entered into an amendment to the Mack Employment Agreement, which provided that if the Mack Employment Agreement was terminated by Mr. Mack for Good Reason or by us without Cause (other than on account of Mr. Mack’s death or disability) within twelve months following a Change in Control (as defined in the Mack Employment Agreement), subject to the Company’s receipt of a release in each case, Mr. Mack would have been entitled to receive his Accrued Obligations (as defined in the Mack Employment Agreement) and, subject to Mr. Mack’s compliance with the terms of the Mack Employment Agreement, Mr. Mack would have been entitled to receive the following: (i) a lump sum payment equal to two times the sum of Mr. Mack’s base salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), (ii) a lump sum payment equal to two times the sum of Mr. Mack’s cash bonus for the calendar year in which the termination date occurs (or if greater, the year in which the Change in Control occurs), and (iii) accelerated vesting of any award granted to Mr. Mack under our 2022 Plan.

Effective November 17, 2023, Mr. Mack resigned as our Chief Executive Officer.

Mr. Chipman

On April 7, 2021, we entered into an employment agreement with Christopher Chipman, as amended (the “Chipman Employment Agreement”). The Chipman Employment Agreement provided for Mr. Chipman to continue to serve as the Company’s Chief Financial Officer reporting to the Company’s Chief Executive Officer and provided for an annual base salary of $250,000, which was increased to $312,000 on January 25, 2023. Under the Chipman Employment Agreement, Mr. Chipman was eligible for an annual bonus with a target amount equal to 30% of his base salary, which will be awarded by our Board of Directors (the “Board”) in its sole discretion based on the achievement of the Company and Mr. Chipman of corporate and personal performance metrics established by the Board on an annual basis. Mr. Chipman was also eligible to receive, in the discretion of the Board, equity awards under the 2022 Plan, or any other equity incentive plan that the Company may adopt in the future and other customary benefits described in the Chipman Employment Agreement.

We had the right to terminate the Chipman Employment Agreement upon written notice to Mr. Chipman in the event of Disability (as defined in the Chipman Employment Agreement), in which event we would have no further obligations under the Chipman Employment Agreement, except for any Accrued Obligations (as defined in the Chipman Employment Agreement) and any portion of an earned annual bonus which remains unpaid at the time of termination. We also had the right to terminate the Chipman Employment Agreement for Cause (as defined in the Chipman Employment Agreement) immediately upon providing written notice of such termination to Mr. Chipman and we would have no further obligation under the Chipman Employment Agreement, except for any Accrued Obligations due. We also had the right to terminate the Chipman Employment Agreement without Cause immediately upon written notice of termination to Mr. Chipman and we would be obligated to pay Mr. Chipman any Accrued Obligations due and (i) severance payments in an amount equal to Mr. Chipman’s base salary for a period of six months after the effective date of the termination and (ii) reimbursement of medical insurance premiums until the earlier of (1) six months or (2) the date Mr. Chipman becomes eligible for medical benefits through another employer, subject to certain conditions.

Mr. Chipman had the right to terminate his agreement for Good Reason (as defined in the Chipman Employment Agreement) upon providing written notice of such termination to us and he would be entitled to receive the same payments and benefits on the same terms and conditions as would be applicable upon termination by us without Cause.

If the Chipman Employment Agreement was terminated by Mr. Chipman for Good Reason or by us without Cause (other than on account of Mr. Chipman’s death or Disability), in each case within twelve months following a Change in Control (as defined in the Chipman Employment Agreement), Mr. Chipman would have been entitled to receive the Accrued Obligations and, subject to Mr. Chipman’s compliance with the terms of the Chipman Employment Agreement, Mr. Chipman would be entitled to receive the following: (i) a lump sum payment equal to two times the sum of Mr. Chipman’s base salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), (ii) a lump sum payment equal to two times the sum of Mr. Chipman’s cash bonus for the calendar year in which the termination date occurs (or if greater, the year in which the Change in Control occurs), and (iii) accelerated vesting of any award granted to Mr. Chipman under the 2022 Plan.

The Chipman Employment Agreement had a term of three years from the effective date. In connection with his entry into the Chipman Employment Agreement, Mr. Chipman entered into a customary Confidential Disclosure Invention Assignment Agreements with the Company.

On June 18, 2023, Mr. Chipman notified the Chairman of the Board of his decision to resign from his position as our Chief Financial Officer to pursue other opportunities. Mr. Chipman’s employment terminated on June 30, 2023. We entered into a separation agreement and release with Mr. Chipman (the “Separation Agreement”), effective as of June 30, 2023, providing for (i) the payment to Mr. Chipman of a total of $234,000, (the “Severance Amount”) in four equal monthly installments of $58,500; (ii) reimbursement of COBRA payments for four months; and (iii) the acceleration of the vesting of all shares subject to option awards, such options to be exercisable until the Severance Amount was fully paid. Any options that were not timely exercised were nullified. The Separation Agreement also contained mutual non-disparagement obligations and a mutual standard release of claims. As of December 31, 2023, all amounts due to Mr. Chipman have been paid and all of his stock options have been forfeited.

Severance subject to release of claims

Our obligation to provide an executive with severance payments and other benefits under each executive’s employment or consulting agreement, as applicable, is conditioned on the executive signing (and not subsequently revoking) an effective release of claims in favor of us.

Clawback Policy

The Board has adopted a clawback policy which requires the clawback of erroneously awarded incentive-based compensation of past or current executive officers awarded during the three full fiscal years preceding the date on which the issuer is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws. There is no fault or misconduct required to trigger a clawback.

The Compensation Committee shall determine, in its sole discretion, the timing and method for promptly recouping such erroneously awarded compensation, which may include without limitation: (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Compensation Committee may affect recovery under this policy from any amount otherwise payable to the executive officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the executive officer.

Equity compensation

Outstanding equity awards at fiscal year-end table

The following table sets forth information concerning the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2023:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gerald Bruce	1,516	—		98.90	3/11/2030
Former Chief Executive Officer	3,000	—		46.20	4/7/2031
	6,000	—		17.60	4/25/2032
	10,000	—		7.30	4/24/2033

Anthony Mack(4)	2,022	—		98.90	2/17/2024
Former Chief Executive Officer	4,045	—		98.90	2/17/2024
	3,333	—		46.20	2/17/2024
	2,022	—		23.40	2/17/2024

Sheila A. Mathias, PhD, JD	1,667	833	(1)	46.20	4/07/2031
Chief Scientific Officer	2,023	4,045	(1)	21.30	1/31/2032
	—	11,200	(1)	7.88	1/25/2033

Vinay Shah	—	10,000	(2)	9.90	6/20/2033
Former Chief Financial Officer

Christopher Chipman(3)	—	—		—	—
Former Chief Financial Officer

(1)	These options vest equally over 3 years starting one year after anniversary date.
(2)	These options vest 25% after 12 months from the hire date (June 20, 2023) and the remaining 75% will vest in equal monthly installments over the next 24 months.
(3)	All of Mr. Chipman’s option awards were forfeited in October of 2023.
(4)	All of Mr. Mack’s options awards were forfeited in February of 2024.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information with respect to our compensation plans under which equity compensation was authorized as of December 31, 2023.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	175,686 (1)	$34.60	116,511	(2)(3)
Equity compensation plans not approved by security holders	—	—	—
Total	175,686	$34.60	116,511

(1)	Includes 98,886 and 76,800 shares of common stock issuable upon exercise of outstanding options pursuant to the 2017 Plan and the 2022 Plan, respectively, as of December 31, 2023.
(2)

In accordance with the “evergreen” provision in the 2022 Plan, an additional 23,428 shares were automatically made available for issuance on the first day of 2024, which represents 2% of the number of shares outstanding on December 31, 2023; these shares are excluded from this calculation.

(3)	Includes 0 and 116,511 shares of common stock available for issuance under the 2017 Plan and the 2022 Plan, respectively, as of December 31, 2023.

Employee benefits plans

We currently provide broad-based health and welfare benefits that are available to all of our employees, including our Named Executive Officers, including medical, dental, vision, life and disability insurance.

Director Compensation

The following table sets forth information concerning the compensation paid to our non-employee directors, as well as employee directors who are not Named Executive Officers, during the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(3)	Total ($)
Eric Floyd, PhD	$55,000	$23,850	$78,850
Jerrold Sendrow, CFP	$55,000	$18,550	$73,550
Thani Jambulingam, PhD	$55,000	$21,200	$76,200
Vanila M. Singh, MD	$55,000	$7,950	$62,950
Michael F. Dubin	$55,000	$10,600	$65,600
Barbara A. Ruskin, PhD, J.D.	$46,000	$17,750	$63,750
Jeffrey Gudin, MD (2)	$158,000	$34,000	$192,000

(1)

Amounts reflect the full grant date fair value of stock options granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of the option awards in Note 7 to our financial statements included in this Annual Report on Form 10-K.

(2)	The amount shown in fees earned or paid in cash of $158,000 and options granted of $34,000 was earned in his capacity as an employee and not as a director.
(3)

The table below shows the aggregate number of option awards outstanding at fiscal year-end for each of our non-employee directors, as well as employee directors who are not Named Executive Officers, who served as directors during the year ended December 31, 2023.

Name	Number of Shares Subject to Outstanding options as of December 31, 2023
Jeffrey Gudin, MD	20,617
Eric Floyd, PhD	11,066
Jerrold Sendrow, CFP	9,054
Thani Jambulingam, PhD	9,756
Vanila M. Singh, MD	5,549
Michael F. Dubin	5,231
Barbara Ruskin, PhD, J.D.	2,500

Non-Employee Director Compensation Policy

The 2022 Plan includes a director compensation policy which provides for:

●	on January 1 of each year, each non-employee director will be granted Stock Options under the 2022 Plan to purchase 1,500 shares of our common stock.

●

each new non-employee director will be granted Stock Options under the 2022 Plan to purchase up to 2,500 shares of our common stock, as determined by the Compensation Committee, at the time the individual first becomes a director.

●

on January 1, of each year, each then serving non-Chair member of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee shall automatically be granted Stock Options to purchase 500 shares of common stock under the 2022 Plan, and the Chair of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee shall each be granted Stock Options to purchase 1,000 shares of common stock under the 2022 Plan.

In addition, our non-employee directors receive a cash payment $60,000 per year.

On January 1, 2023, options were granted to the Non-Employee Directors pursuant to the 2022 Plan to purchase an aggregate of 15,500 shares of Common Stock, with all grants being made under the 2022 Plan. The options have an exercise price of $6.22 per share, the fair market value of the Common Stock on the date of grant. The options granted to the directors will vest upon the one-year anniversary of the grant date and have a ten-year expiration date.

On January 29, 2024, options to purchase 4,500 shares of Common Stock were granted to Dr Floyd for service as Chair of the Board of Directors and each other the Non-Employee Directors was granted an option to purchase an aggregate of 2,500 shares of Common Stock, with all grants being made under the 2022 Plan. The options have an exercise price of $3.18 per share, the fair market value of the Common Stock on the date of grant. The options granted to the directors will vest upon the one-year anniversary of the grant date and have a ten-year expiration date.

PROPOSAL 3

APPROVAL OF THE ADJOURNMENT PROPOSAL

Background of and Rationale for the Adjournment Proposal

The Board believes that if the number of shares of our Common Stock outstanding and entitled to vote at the 2025 Special Meeting is insufficient to approve the Reverse Stock Split and/or the Director Proposal, it is in the best interests of the stockholders to enable the Board to continue to seek to obtain a sufficient number of additional votes to approve the Reverse Stock Split Proposal and/or the Director Proposal.

In the Adjournment Proposal, we are asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning or postponing the 2025 Special Meeting or any adjournment or postponement thereof. If our stockholders approve this proposal, we could adjourn or postpone the 2025 Special Meeting, and any adjourned session of the 2025 Special Meeting, to use the additional time to solicit additional proxies in favor of the Reverse Stock Split Proposal and/or the Director Proposal.

Additionally, approval of the Adjournment Proposal could mean that, in the event we receive proxies indicating that holders of a majority of the number of votes cast will vote against the Reverse Stock Split Proposal and/or the Director Proposal, we could adjourn or postpone the 2025 Special Meeting without a vote on the Reverse Stock Split and/or Director Proposal and use the additional time to solicit the holders of those shares to change their vote in favor of the Reverse Stock Split Proposal and/or the Director Proposal.

Vote Required

The affirmative vote of the holders of shares having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the 2025 Special Meeting and voting affirmatively or negatively on such matter is required to approve the Adjournment. Since abstentions are not considered votes cast, they will have no effect on this proposal. Broker non-votes are not expected for this proposal because we believe this matter is a routine matter. If there were to be any broker non-votes they would have no effect on the vote with respect to this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of November 20, 2024, by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our Common Stock;

●	each of our Named Executive Officers;

●	each of our directors; and

●	all of our directors and current officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 8,087,581 shares of Common Stock outstanding as of November 20, 2024. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to the exercise of options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of November 20, 2024 are counted as outstanding. Unless noted otherwise, the address of all listed stockholder is 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312. Each of the stockholder listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Gerald Bruce(1)	404	*
Vinay Shah(2)	—	—
Anthony Mack(3)(4)	298,298	3.7%
Jatinder Dhaliwal	—	—
Katharyn Field	—	—
Gary Herman	—	—
Judy Su	—	—
All current executive officers and directors as a group (4 persons)	—	—
5% or Greater Stockholders
Virpax Pharmaceuticals, LLC(3)	273,043	3.4%

*	Less than 1%.

(1)	Includes 404 shares of Common Stock. Mr. Bruce resigned as our Chief Executive Officer, effective October 5, 2024.

(2)	Mr. Shah resigned as our Chief Financial Officer, effective October 5, 2024.

(3)	Anthony Mack, our Former Chief Executive Officer, and Jeffrey Gudin, our former director, are the members of Virpax Pharmaceuticals, LLC. Because Mr. Mack owns 88.8888% of the outstanding member units of Virpax Pharmaceuticals, LLC, he may be deemed to beneficially own the shares of our Common Stock held by Virpax Pharmaceuticals, LLC. Mr. Mack resigned as our Chief Executive Officer and Chair of the Board, effective November 17, 2023.

(4)	Includes 25,255 shares of Common Stock held by Mr. Mack and his spouse and 273,043 shares of Common Stock held by Virpax Pharmaceuticals, LLC.

STOCKHOLDER PROPOSALS

Stockholder Proposals for 2025 Annual Meeting

Any stockholder proposals submitted for inclusion in our proxy statement and form of proxy for our 2025 Annual Meeting of Stockholders in reliance on Rule 14a-8 under the Exchange Act, must be received by us no later than February 8, 2025 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposal must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal shall be mailed to: Virpax Pharmaceuticals, Inc., 1055 Westlakes Drive, Suite 300 Berwyn, Pennsylvania 19312, Attn: Secretary.

Director Nominations and Other Business to be Brought Before the 2025 Annual Meeting of Stockholders

Our bylaws state that a stockholder must provide timely written notice of any nominations of persons for election to our Board or any other proposal to be brought before the meeting together with supporting documentation as well as be present at such meeting, either in person or by a representative. For our 2025 Annual Meeting of Stockholders, a stockholder’s notice shall be timely received by us at our principal executive office no later than April 25, 2025 and no earlier than March 26, 2025; provided, however, that in the event that the date of the 2025 Special Meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Proxies solicited by our Board will confer discretionary voting authority with respect to these nominations or proposals, subject to the SEC’s rules and regulations governing the exercise of this authority. Any such nomination or proposal shall be mailed: Virpax Pharmaceuticals, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312, Attn: Secretary.

In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Virpax nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 26, 2025.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered upon written or oral request to: Virpax Pharmaceuticals, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312, Attn: Secretary, or by phone at (610) 727-4597. Any stockholder who wants to receive a separate copy of this proxy statement, or of our proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

By Order of the Board of Directors

/s/ Jatinder Dhaliwal
Jatinder Dhaliwal
Chief Executive Officer

November 20, 2024

Berwyn, Pennsylvania

 Annex A

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
Virpax Pharmaceuticals, Inc.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Virpax Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

1. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Restated Certificate as follows:

Article IV, Section (A) of the Restated Certificate is hereby amended to add the following paragraph immediately after the first paragraph of Article IV, Section (A):

“Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as and combined into a smaller number of shares such that every [•]1 shares of issued and outstanding Common Stock immediately prior to the Effective Time are automatically combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.00001 per share (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq Capital Market for the ten (10) days preceding the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

2. This Certificate of Amendment shall be effective at ___________ Eastern Time on ____________, 2024

____________

1 The Board of Directors will have the discretion to effect the Reverse Stock Split at a ratio of any whole number between not less than 1-for-2 and not greater than 1-for-240.

Annex A-1

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this ____ day of ________, 2025.

Virpax Pharmaceuticals, Inc.

Jatinder Dhaliwal
Chief Executive Officer

Annex A-2

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 14, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 14, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V59716-Z88996 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIRPAX PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements of the meeting. The undersigned hereby acknowledges receipt of the Amended Notice of Annual Meeting of Stockholders and Proxy Statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Amended Notice of Annual Meeting of Stockholders and Proxy Statement
are available at www.proxyvote.com.

V59717-Z88996

VIRPAX PHARMACEUTICALS, INC.
2025 Special Meeting of Stockholders
January 15, 2025 11:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Jatinder Dhaliwal, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of VIRPAX PHARMACEUTICALS, INC. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 11:00 A.M., Eastern Time, on January 15, 2025 (the "2025 Special Meeting") at the offices of Sichenzia Ross Ference Carmel LLP, 1185 Avenue of the Americas, 31st Floor, New York, New York, 10036, or any adjournment or postponement thereof. The purpose of the 2025 Special Meeting and the matters to be acted on are stated in the accompanying Amended Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the 2025 Special Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side